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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================

1.   Name and Address of Reporting Person*

       COLOMBINI                       RICHARD                     I
--------------------------------------------------------------------------------
       (Last)                          (First)                 (Middle)

       631-A HEALDSBURG AVENUE
--------------------------------------------------------------------------------
                                       (Street)

       SANTA ROSA                        CA                     95401
--------------------------------------------------------------------------------
       (City)                          (State)                  (Zip)

================================================================================
2.   Issuer Name and Ticker or Trading Symbol
     REDWOOD EMPIRE BANCORP (REBC)
================================================================================

3.   IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
================================================================================
4.   Statement for Month/Year
     10/01
================================================================================
5.   If Amendment, Date or Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [   ] Director                                [   ] 10% Owner
     [   ] Officer (give title below)              [ x ] Other (specify below)

           Subsidiary Director

================================================================================
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [ x ] Form filed by one Reporting Person
     [   ] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     2. Trans-  3. Trans-      4. Securities Acquired (A)     5. Amount of        6. Owner-       7. Nature
   (Instr. 3)               action     action         or Disposed of (D)             Securities          ship            of In-
                            Date       Code                                          Beneficially        Form:           direct
                                       (Instr. 8)     (Instr. 3, 4 and 5)            Owned at            Direct          Bene-
                            (Month/                                                  End of              (D) or          ficial
                            Day/    --------------------------------------------     Month               Indirect        Owner-
                            Year)     Code   V        Amount    (A) or   Price      (Instr. 3 and 4)     (I)             ship
                                                                (D)                                      (Instr. 4)      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (3 FOR        10-19-01   J      -        14,500    A        -           43,650              D               -
2 STOCK SPLIT)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (3 FOR        10-19-01   J      -         3,384    A        -           10,152              D
2 STOCK SPLIT
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (3 FOR        10-19-01   J      -           242    A        -              726              D
2 STOCK SPLIT
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     TOTAL
                                                                                     54,528
------------------------------------------------------------------------------------------------------------------------------------


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------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                        (Over)
                                                                SEC 1474 (3-99)

FORM 4 (contined)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Conver- 3. Trans-  4. Trans-  5. Number of  6. Date    7. Title and   8. Price  9. Number  10. Owner- 11. Na-
   Derivative    sion or    action     action     Derivative    Exer-      Amount of      of        of          ship       ture
   Security      Exercise   Date       Code       Securities    cisable    Underlying     Deriv-    Deriv-      Form       of
   (Instr. 3)    Price      (Month/    (Instr.    Acquired      and Ex-    Securities     vative    ative       of         In-
                 of         Day/       8)         (A) or        piration   (Instr. 3      Secur-    Secur-      Deri-      direct
                 Deriv-     Year)                 Disposed of   Date       and 4)         ity       ities       vative     Bene-
                 ative                            (D)(Instr.    (Month/                   (Instr.   Bene-       Secu-      cial
                 Security                         3, 4, and     Day/                      5)        ficially    rities     Own-
                                                  5)            Year)                               Owned       Benefi-    ership
                                                                                                    at End      cially     (Instr.
                                                                                                    of          Owned      4)
                                                                                                    Month       at End
                                                                                                    (Instr.     of Month
                                                                                                    4)          (Instr. 4)
                                                               -----------------------------
                                                                                      Amount
                                      --------------------      Date                  or
                                                                Exer-  Expir-         Number
                                      Code   V    (A)   (D)     cis-   ation          of
                                                                able   Date    Title  Shares

------------------------------------------------------------------------------------------------------------------------------------
Right to Buy
Stock Option
(3 for 2 Stk
Split Adjust-                                                                 Common
ment             $8.75      10/19/01   J     -    A     -     6/1/01  6/1/07  Stock  2,500
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy
Stock Option
(3 for 2 Stk
Split Adjust-                                                                 Common
ment             $13.667    10/19/01   J     -    A     -     6/1/02  6/1/08  Stock  2,500
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy
Stock Option
(3 for 2 Stk
Split Adjust-                                                                 Common
ment             $19.84     10/19/01   J     -    A     -     5/15/05 5/14/11 Stock    250
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
Optionee was originally granted 5,000 stock option shares at $13.125 on 6/1/97. An additional 2,500 option shares have been adjusted to reflect a 3 for 2 stock split on 10/19/01.
Optionee was originally granted 5,000 stock option shares at $20.50 on 6/1/98. An additional 2,500 option shares have been adjusted to reflect a 3 for 2 stock split on 10/19/01.
Optionee was originally granted 500 stock option shares at $29.76 on 5/15/01. An additional 250 option shares have been adjusted to reflect a 3 for 2 stock split on 10/19/01.


/s/ RICHARD I. COLOMBINI                                           11/6/01
-----------------------------------------------------             ---------
** Signature of Reporting Person                                    Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                                                                SEC 1474 (3-99)